Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective as of May 1, 2022 (the “Effective Date”) by and between Entravision Communications Corporation, a Delaware corporation (the “Company”), and Karl Meyer (the “Executive”).

1.
Employment.
a.
The Executive shall serve as the Company’s Chief Revenue and Product Officer during the Employment Term (as defined below). The Executive will perform such duties as assigned from time to time by the Company’s Chief Executive Officer (the “CEO”), which are expected to principally include responsibility for overseeing the Company’s revenue generation from the Company’s media platforms. The Executive shall report directly to the CEO, or such other person as may be designated by the CEO. In performing his duties, the Executive will abide by all applicable federal, state and local laws, as well as the Company’s bylaws, rules, regulations and policies, as may be amended from time to time.
b.
The Executive shall devote his entire productive time, ability and attention to the Company’s business during the Employment Term. The Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to passive private investments or from serving on the boards of directors of other entities (provided that any director position shall require the prior written consent of the CEO), as long as such activities and/or services do not interfere or conflict with his responsibilities to the Company, and any provision of this Agreement. The Executive shall not directly or indirectly acquire, hold or retain any interest in any business competing with or similar in nature to the business of the Company, or which in any other way creates a conflict of interest, except for up to one percent (1%) ownership interests in public companies. During the Employment Term, the Executive shall not in any way engage or participate in any business that is in competition with the Company.
2.
Term. The term of this Agreement will be for a period beginning on the Effective Date through December 31, 2025, unless the Executive’s employment is earlier terminated as provided in this Agreement (the term of such employment, the “Employment Term”).
3.
Salary and Benefits.
a.
Salary. The Executive will receive an annual base salary of $610,000, payable in equal installments according to the Company’s regular paydays, less any applicable taxes and withholding (the “Base Annual Compensation”). The Base Annual Compensation may be increased in the discretion of the Company’s Compensation Committee, with reference to the increase in base compensation given, in the same time period, to the Company’s employees and other senior executive officers and such other factors as may be considered by the Company’s Compensation Committee, in its sole discretion.
b.
Bonus. The Executive is eligible for bonus as set forth on Exhibit A hereto.

INFO Subject \* MERGEFORMAT

c.
Benefit Coverage. During the Employment Term, the Company shall pay for the cost of medical and dental coverage for the Executive and the Executive’s dependents under the Company’s established medical and dental benefit plans at no cost to the Executive; provided, that if the provision of any such coverage under a fully-insured plan would subject the Company to an excise tax, then the foregoing provision shall not apply. The Executive is entitled to participate in all other executive benefit programs and plans established by the Company from time to time for the benefit of its executives generally and for which the Executive is eligible.
d.
Time Off and Holidays. The Executive will be entitled to discretionary time off in accordance with the policies established by the Company for its employees, as may be amended from time to time. The Executive will also be entitled to the paid holidays as set forth in the Company’s policies.
e.
Automobile Allowance. The Executive will receive $850.00 per month as an allowance in respect of automobile expenses, payable monthly, in accordance with the Company’s payroll schedule.
f.
Equity Incentive Grants. The Executive is eligible for equity incentive grants under the Entravision Communications Corporation 2004 Equity Incentive Plan.
g.
Expenses. The Company will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Company’s employment policies. The Executive must prepare and submit expense reports with respect to such expenses in accordance with the Company’s policies.
h.
Miscellaneous. The Company will indemnify the Executive consistent with the Company’s other executive officers and its legal obligations under California Labor Code Section 2802.
4.
Termination of Employment.
a.
The Company or the Executive may terminate this Agreement and the Executive’s employment at any time, with or without Cause (as defined below).
b.
In the event the Executive is terminated for “Cause,” the Executive shall not be entitled to any severance compensation or any other compensation from the Company except for such salary and benefits as the Executive may have earned prior to the Executive’s termination. If terminated for “Cause,” the Executive shall be ineligible for any bonus, prorated or otherwise. For purposes of this Agreement, the Company may terminate this Agreement for “Cause” for any of the following reasons:
(i)
The Executive’s continued failure to substantially perform his job duties and responsibilities, provided that written notice is provided by the Company and the performance problem is not satisfactorily cured within thirty (30) days;
(ii)
The Executive’s serious misconduct, dishonesty or disloyalty, which is actually or potentially harmful to the Company;
(iii)
The Executive’s willful, reckless or grossly negligent act or omission that is materially harmful to the Company;

INFO Subject \* MERGEFORMAT

(iv)
The Executive’s material breach of any provision of this Agreement, provided written notice of such breach is given by the Company and the Executive is given at least thirty (30) days to cure the breach; or
(v)
A final determination by the Federal Communications Commission (the “FCC”) that the Executive has committed an act or omission that has directly caused the Company to be disqualified as a licensee of the FCC or to suffer sanctions by the FCC.
c.
Termination without Cause or for Good Reason. In the event that (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive voluntarily terminates his employment for Good Reason (as provided below), then, in addition to salary and benefits earned by the Executive prior to and through the Termination Date, and subject to compliance with Section 4.e., the Company will pay to the Executive severance compensation in an aggregate amount as follows: (A) the Executive’s then-current Base Annual Compensation multiplied by 0.5, plus (B) a prorated bonus amount which shall be equal to the product of: (x) the Quarterly Bonus (as such term is defined on Exhibit A) that Executive would be entitled to receive pursuant to Exhibit A, if any, had Executive’s employment not been terminated during the quarter for such Quarterly Bonus, multiplied by (y) a fraction, the numerator of which is the number of days preceding such termination in the then-current calendar quarter, and the denominator of which is 90, plus (C) if (and only if) the termination occurs in the fourth quarter of the year, a prorated bonus amount which shall be equal to the product of: (x) the Annual Bonus (as such term is defined on Exhibit A) that Executive would be entitled to receive pursuant to Exhibit A, if any, had Executive’s employment not been terminated during the fourth quarter, multiplied by (y) a fraction, the numerator of which is the number of days during the year in which Executive was employed by the Company and the denominator of which is 365.
d.
Good Reason.
(i)
Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the existence or occurrence of any of the following conditions during the Term without the Executive’s written consent: (i) a material reduction in the Executive’s then-current Base Annual Compensation, unless such reduction is applicable generally to similarly-situated senior executives of the Company, (ii) a Change in Control (as defined below) of the Company in which the Executive is not offered continued employment as (1) a senior executive of the Company, (2) a senior executive of the surviving entity or (3) a senior executive of a separate division or subsidiary of the surviving entity (provided that such division or subsidiary must have assets and operations comparable to the assets and operations of the Company immediately prior to the Change in Control) or (iii) the requirement, within one hundred twenty (120) days following a Change in Control of the Company, that the Executive move the principal location at which Executive’s job duties will be based outside the Los Angeles, California metropolitan area.
(ii)
Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the sale of the Company or the sale of all or substantially all of the Company’s assets, by means of any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), where the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

INFO Subject \* MERGEFORMAT

(iii)
Procedures. Notwithstanding any provision in this Agreement to the contrary, any termination of employment by the Executive will not be for Good Reason unless: (i) Executive delivers written notice to the Company, in accordance with Section 9 below, of the initial existence of the condition which the Executive believes constitutes Good Reason within ninety (90) days of the initial existence of such condition, and which notice specifically identifies such condition, (ii) the Company fails to cure such condition within thirty (30) days after the date the Company receives such notice (the “Cure Period”), and (iii) the Executive actually terminates Executive’s employment within sixty (60) days after the expiration of the Cure Period and before the Company cures such condition. If the Executive terminates Executive’s employment before the expiration of the Cure Period or after the Company remedies the condition (even if after the end of the Cure Period), then the Executive’s termination of employment will not be considered to be for Good Reason.
e.
Payment of Severance Payments. The payment of any consideration provided under Section 4 shall be payable in accordance with the Company’s customary payment practices, less all applicable federal and state taxes and withholdings. Notwithstanding any provision in this Agreement to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement pursuant to Section 4, unless the Executive executes, delivers to the Company, and does not revoke (to the extent Executive is permitted to do so), a general release within sixty (60) days of the Executive’s termination of employment with the Company, which shall set forth a release of the Company and its affiliates, in a form acceptable to the Company, of all claims against the Company and its affiliates relating to the Executive’s employment and termination thereof, and which may also include an agreement to continue to comply with and be bound by, the provisions of Section 7. Subject to Section 8, the severance consideration payable under Section 4.c. shall be made in six (6) equal monthly installments, commencing with the first payroll date that occurs coincident with or following the sixty-first (61st) day after the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (provided, however, that any bonus due pursuant to clauses (B) and (C) of Section 4.c. shall be paid in a lump sum at the time and in the manner specified in Exhibit A). Subject to Section 8, each subsequent monthly installment shall thereafter be paid on a regularly scheduled payroll date of the Company. Notwithstanding anything to the contrary in the foregoing, a termination of the Executive’s employment for purposes of this Section 4, shall be deemed to have occurred only if such termination constitutes a “separation from service” within the meaning of Code Section 409A, determined by applying the default rules thereof
5.
Compliance with Section 409A of the Code. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
6.
Recoupment. Notwithstanding anything in this Agreement to the contrary, all incentive compensation payments made to the Executive under this Agreement or otherwise are subject to recoupment by the Company pursuant to any recoupment policy approved by the Board, as it may be adopted, amended from time to time or as otherwise may be required by law from time to time hereafter.

INFO Subject \* MERGEFORMAT

7.
Confidentiality.
a.
The Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known to the public and which gives the Company an advantage over its competitors who do not know or use it, including, without limitation, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). Confidential Information includes all information disclosed by the Company or its clients, and information learned by the Executive during the course of employment with the Company. Notwithstanding the foregoing, Confidential Information shall not be information which: (i) has entered the public domain through no action or failure to act of the Executive; (ii) prior to disclosure hereunder was already lawfully in the Executive’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by the Executive on a non-confidential basis from a third party who has the right to disclose such information to the Executive; or (iv) is ordered to be or otherwise required to be disclosed by the Executive by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.
b.
At all times during and after the Executive’s employment with the Company, he will keep confidential and not use or disclose to any third party any Confidential Information, except in the course of his employment with the Company.
c.
While employed by the Company and for one (1) year thereafter, the Executive may not, either directly or through any other person or entity (i) solicit or attempt to solicit any employee, consultant, vendor or independent contractor of the Company or (ii) use Confidential Information to solicit or attempt to solicit the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company’s customer, vendor or distributor list.
8.
Payments to Specified Employees. Notwithstanding any other Section of this Agreement, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i) and Treasury Regulation Section 1.409A-1(i) at the time of the Executive’s separation from service, payments or distributions of property to the Executive provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Code Section 409A), shall be deferred until the six (6) month anniversary of such separation from service to the extent required in order to comply with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2). If any payments are required to be delayed pursuant to this Section 8, such payments will be made as soon as practicable on the Company’s next regularly scheduled payroll date after the six (6) month anniversary of the Executive’s separation from service without interest thereon.
9.
Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the party’s last known address.
10.
Waiver of Breach. The waiver by either party, or the failure of either party to claim a breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach.

INFO Subject \* MERGEFORMAT

11.
Assignment. The rights and obligations of the respective parties hereto under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto; provided, however, that this Agreement shall not be assignable by the Executive without prior written consent of the Company.
12.
Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said subject matter in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing and signed by both the Executive and the Company.
13.
Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.
14.
Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court, the remaining provisions hereof shall remain in effect unless such partial invalidity or unenforceability would defeat an essential business purpose of this Agreement.
15.
Remedy for Breach. In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision with this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and other costs reasonable incurred in such action or proceeding.
16.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. To the maximum extent permitted by law or any applicable governmental authority, any document may be signed and transmitted by facsimile or other electronic transmission with the same validity as if it were an ink-signed document.

[Remainder of Page Intentionally Left Blank]

INFO Subject \* MERGEFORMAT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

“Company” Entravision Communications Corporation,

a Delaware corporation

By: /s/ Walter F. Ulloa

Walter F. Ulloa

Chairman and Chief Executive Officer

“Executive”

/s/ Karl Meyer________________________________
Karl Meyer

INFO Subject \* MERGEFORMAT

Exhibit A

Executive will be eligible to receive bonus compensation as described below.

1.
Quarterly Bonus. Executive will be eligible to receive a quarterly bonus for each of the first three quarters of the Company’s fiscal year (Q1, Q2 and Q3) as follows:

Total Quarterly Bonus potential: $60,000, allocated as follows:

-
$40,000 (66.6%) if actual Net Revenue achieves at least the Net Revenue Quarterly Target
-
$20,000 (33.3%) if actual Media OCF achieves at least the Media OCF Quarterly Target

Each Quarterly Bonus potential will be reduced as follows:

a.
If actual Net Revenue or Media OCF (as applicable) achieved during the applicable quarter is less than the Quarterly Target, then the Quarterly Bonus will be reduced by two percentage points for every one full percentage point that the achieved Net Revenue or Media OCF (as applicable) is less than the Quarterly Target. For example, if actual Net Revenue is 95% of the applicable Net Revenue Quarterly Target, then Executive will earn $30,150 (i.e., $50,000 x 67% x 90%).
b.
If actual Net Revenue or Media OCF (as applicable) achieved during the applicable quarter is less than 95% of the Quarterly Target, then the Quarterly Bonus will be reduced by three percentage points for every one full percentage point that the achieved Net Revenue or Media OCF (as applicable) is less than the Quarterly Target. For example, if actual Net Revenue is 90% of the applicable Net Revenue Quarterly Target, then Executive will earn $23,450 (i.e., $50,000 x 67% x 70%).
c.
If actual Net Revenue or Media OCF (as applicable) achieved during the applicable quarter is less than 88% of the Quarterly Target, Executive will receive no bonus for such quarter.

2.
Annual Bonus. Executive will be eligible to receive an annual bonus if actual Net Revenue or Media OCF (as applicable) achieved during the applicable calendar year is at least 101% of the applicable Annual Target as follows:

Total Annual Bonus potential: $150,000, allocated as follows:

-
$100,000 (66.6%) if actual Net Revenue is at least 101% of the Net Revenue Annual Target
-
$50,000 (33.3%) if actual Media OCF is at least 101% of the Media OCF Annual Target

3.
Overachievement Bonus. Executive will be eligible to receive an annual overachievement bonus if Net Revenue or Media OCF (as applicable) achieved during the applicable calendar year meets any of the following targets (only one of the following will apply, amounts are not cumulative):

		allocated as follows:
	Total bonus potential	Net Revenue (66.6%)	Media OCF (33.3%)
if actual is ≥105% of Annual Target:	$50,000	$33,300	$16,700
if actual is ≥110% of Annual Target:	$110,000	$73,300	$36,700
if actual is ≥115% of Annual Target:	$165,000	$110,000	$55,000
if actual is ≥120% of Annual Target:	$225,000	$150,000	$75,000

A-1

4.
Defined Terms.
a.
“COGS”, or “Cost of Goods Sold”, means the purchase of digital inventory for the embedding or placement of content or content advertising, and shall include, if applicable, (i) the purchase of data used for targeting audience impressions, and (ii) any third-party expenses of ad serving (i.e., the placement, management and reporting of digital advertisements), in connection with an advertising order. COGS calculations shall be determined by the Company in its sole discretion.
b.
“Net Revenue” means, with respect to each applicable bonus period, the gross revenue generated by the Company from the sale of advertising by the Company’s media division (i.e., television stations, radio stations and U.S. digital media, and excluding revenue for retransmission fees or multicast programming), less (i) third party advertising agency commissions, and (ii) ordinary course write-offs for bad debt, sales adjustments for under-delivery or credit card fees. Net Revenue calculations shall be determined by the Company in its sole discretion.
c.
“Media OCF” means Net Revenue, less the following expenses with respect to the Company’s media division: (i) Sales, Research and Marketing expenses, and (ii) COGS. Media OCF calculations shall be determined by the Company in its sole discretion.
d.
“Annual Target” means Executive’s annual budgeted goal for Net Revenue or Media OCF, as applicable, provided to Executive by the Company, in its discretion (and as may be adjusted from time to time by the Company).
e.
“Quarterly Target” means Executive’s quarterly budgeted goal for Net Revenue or Media OCF, as applicable, provided to Executive by the Company, in its discretion (and as may be adjusted from time to time by the Company).

INFO Subject \* MERGEFORMAT

A-2